UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
February 1, 2010
GASCO ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32369	98-0204105
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112
(Address of principal executive office)
(Registrant’s telephone number, including area code): (303) 483-0044
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On February 1, 2010, Gasco Energy, Inc. (the “Company”) and certain of its subsidiaries as guarantors (the “Guarantors”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), entered into the Ninth Amendment to Credit Agreement (the “Ninth Amendment”) amending that certain Credit Agreement, dated as of March 29, 2006, by and among the Company, the Guarantors, the Lenders and the Administrative Agent (as amended, and as further amended by this Ninth Amendment, the “Credit Agreement”). Pursuant to the Ninth Amendment, the Credit Agreement was amended, among other things, (i) to remove the scheduled redetermination of the Company’s borrowing base on or about January 30, 2010 with the effect that scheduled redeterminations for the year ended December 31, 2010 revert to the regular redetermination schedule of every six months on or about May 1 and November 1 of each year and (ii) to reduce the Company’s borrowing base to $16 million from $35 million in connection with the previously announced sale of the Company’s gas gathering system and evaporative facilities and the sale of its interest in certain oil and gas properties (collectively, the “Assets”). The borrowing base will be reduced by a fixed amount upon the consummation of each sale. Notwithstanding the foregoing, effective as of April 1, 2010 the Company’s borrowing base will be automatically reduced to $16 million, regardless of whether any of the Assets are sold.
     The Ninth Amendment also increased the interest rate pricing grid by 25 basis points for Eurodollar based loans and for ABR priced loans effective February as of 1, 2010. Interest on borrowings under the Credit Agreement accrues at variable interest rates at either a Eurodollar rate or an alternate base rate. The Eurodollar rate is calculated as LIBOR plus an applicable margin that, as amended, varies from 2.75% (for periods in which the Company has utilized less than 50% of the borrowing base) to 3.75% (for periods in which the Company has utilized at least 90% of the borrowing base). The alternate base rate, as amended, is equal to the sum of (i) the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) the Adjusted LIBO Rate for a one month interest period on such day plus 1.00% and (ii) an applicable margin that varies from 1.75% (for periods in which the Company has utilized less than 50% of the borrowing base) to 2.75% (for periods in which the Company has utilized at least 90% of the borrowing base). The Ninth Amendment further provides that if the borrowing base is greater than $16,000,000 on March 1, 2010, then effective on and after such date the interest rate pricing grid will automatically increase an additional by 25 basis points for Eurodollar based loans and for ABR priced loans. The Company elects the basis of the interest rate at the time of each borrowing under the Credit Agreement. However, under certain circumstances, the Lenders may require the Company to use the non-elected basis in the event that the elected basis does not adequately and fairly reflect the cost of making such loans.
     Additionally, the Ninth Amendment provides for the release of certain liens relating to the Assets that secure the Company’s obligations under the Credit Agreement. The Company is obligated to use a portion of the cash proceeds from the sale of the Assets to repay outstanding borrowings under the Credit Agreement in the amount that the borrowing base will be reduced upon the consummation of each sale. The Ninth Amendment also provides that the Company’s failure to sell such Assets prior to April 1, 2010 for a fixed minimum cash proceeds amount will constitute an Event of Default under the Credit Agreement. Should the Company default under the Credit Agreement, the Lenders will have the right to terminate their aggregate commitment under the Credit Agreement and declare outstanding borrowings immediately due and payable in whole. Additionally, an acceleration of the outstanding indebtedness under the Credit Agreement in this manner would constitute an event of default under the indenture (the “Indenture”) governing to the Company’s outstanding 5.50% Convertible Senior Notes due 2011 issued on October 20, 2004 (the “Convertible Notes”). Should an event of default occur and continue under the Indenture, the Convertible Notes may be declared immediately due and payable at their principal amount together with accrued interest and liquidated damages, if any.
     The foregoing description of the Ninth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibits 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure
     On February 2, 2010, the Company issued a press release announcing the Ninth Amendment to Credit Agreement, as set forth in Item 1.01 above. A copy of the press release is “furnished” as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     In accordance with General Instruction B.2 of Form 8-K, the information presented herein under this Item 7.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits:
10.1	Ninth Amendment to the Credit Agreement, dated as of February 1, 2010, by and among Gasco Energy, Inc., as Borrower, certain subsidiaries of Gasco Energy, Inc., as Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release dated February 2, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Gasco Energy, Inc.
Date: February 5, 2010	By:	/s/ W. King Grant
		Name:	W. King Grant
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

10.1	Ninth Amendment to the Credit Agreement, dated as of February 1, 2010, by and among by and among Gasco Energy, Inc., as Borrower, certain subsidiaries of Gasco Energy, Inc., as Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release dated February 2, 2010